EXHIBIT 99.1

                                                                  April __, 2005

TO:    Directors and Section 16 Officers of
       UnionBanCal Corporation

FROM:      John H. McGuckin, Jr.
           EVP, General Counsel & Secretary

                    NOTICE OF BLACKOUT PERIOD FOR 401(K) PLAN

     o   This notice is required pursuant to the Sarbanes-Oxley Act

     o You may not conduct transactions in UnionBanCal equity securities during the "blackout period" described below that we expect to begin May 2, 2005 and end May 13, 2005, except that you may make gifts during this period.

     o You are also subject to the UnionBanCal insider trading policy that restricts your ability to conduct transactions in UnionBanCal securities except during window periods. The window is now closed and the next window period is scheduled for the period April 25, 2005 through and including April 29, 2005.

This is to notify you of an upcoming blackout period under the Union Bank of California, N.A. 401(k) Plan and Trust (the "Plan"). During this trading blackout, your ability to conduct transactions in UnionBanCal equity securities will be limited. We expect the blackout period to begin May 2, 2005 and end May 13, 2005.

The blackout period will allow the Plan make changes in investment fund selections. During the blackout period, participants will be unable to direct or diversify investments in their individual accounts or obtain a loan, withdrawal or distribution from the Plan. Participants in the Plan have already been notified of the blackout period.

In addition, because the Plan offers UnionBanCal common stock as an investment option, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 UNIONBANCAL DIRECTORS AND SECTION 16 OFFICERS ARE NOT PERMITTED TO TRADE IN UNIONBANCAL EQUITY SECURITIES WHILE PLAN PARTICIPANTS ARE UNABLE TO TRANSACT IN THE PLAN. This means that except as provided in the next paragraph, during the blackout period you may not directly or indirectly purchase, sell, or otherwise acquire or transfer any UnionBanCal equity securities (INCLUDING THE EXERCISE OF ANY OPTIONS OR THE SALE OF ANY RESTRICTED STOCK). This prohibition applies to UnionBanCal equity securities you hold both inside and outside the Plan.

Gifts, dividend reinvestments under a dividend reinvestment plan and trading pursuant to a 10b5-1 trading plan are exempt from this prohibition.

Please note that the restrictions described in this notice are in addition to the normal restrictions on trading activity that UnionBanCal imposes on directors and executive officers. In particular,



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you  continue to be subject to the  UnionBanCal  insider  trading  policy  which prohibits most transactions until the next window period.

If you have any  questions  with  respect to this notice,  please  contact me at
(415)  765-2969.


John H. McGuckin, Jr.
EVP, General Counsel & Secretary
UnionBanCal Corporation
400 California Street
San Francisco, CA 94104-1302




























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